Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Gardner Denver, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-91088, 333-24921, 333-84397, 333-61314 and 333-116108) on Form S-8, the registration statements (Nos. 333-109086 and 333-122422) on Form S-3 and the registration statement (No. 333-128419) on Form S-4 of Gardner Denver, Inc. and subsidiaries (the Company) of our reports dated March 13, 2006, with respect to the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of the Company.
The Company acquired Thomas Industries, Inc. (Thomas) on July 1, 2005, and management excluded from its assessment of the effectiveness of Gardner Denver, Inc.’s internal control over financial reporting as of December 31, 2005, Thomas’ internal control over financial reporting. Total assets related to Thomas at December 31, 2005 of $654 million and revenues for the six-month period subsequent to the acquisition (July 1, 2005 to December 31, 2005) of $202 million were included in the consolidated financial statements of Gardner Denver, Inc. and subsidiaries as of and for the year ended December 31, 2005. Our audit of internal control over financial reporting of Gardner Denver, Inc. also excluded an evaluation of the internal control over financial reporting of Thomas.
/s/ KPMG LLP
St. Louis, Missouri
March 13, 2006

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